GrowGeneration Reports First Quarter 2026 Financial Results

Second Consecutive Quarter of Year-Over-Year Revenue Growth driven by Commercial B2B Sales

Net Loss Improved by $4.5 million and Adjusted EBITDA Improved by $2.4 million Year-Over-Year, Reflecting Operating Leverage from Cost Actions

Proprietary Brand Penetration Increased 500 Basis Points Year-Over-Year to 37.0% of Cultivation and Gardening Revenue

$41.1 million in Cash, Cash Equivalents, and Marketable Securities with no Debt

Company Reaffirms 2026 Outlook: Revenue of $162 million to $168 million and Approximately Breakeven Adjusted EBITDA(1)

DENVER, May 12, 2026 -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGeneration,” “GrowGen,” or the “Company”), one of the nation’s largest suppliers of specialty products for controlled environment agriculture (CEA), commercial cultivation, and retail garden centers, today announced financial results for the first quarter of 2026.

First Quarter 2026 Summary

•Net sales of $38.4 million, up 7.5% year-over-year;
•Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 37.0%, compared to 32.0% in the first quarter of 2025;
•Gross profit margin of 25.4%, compared to 27.2% for the first quarter of 2025;
•Store and other operating expenses declined approximately 27.2% to $6.4 million, compared to $8.8 million for the same period in the prior year;
•Total operating expenses decreased $4.6 million, or 23.4%, to $15.0 million in the first quarter of 2026, compared to $19.6 million for the same period in the prior year;
•Net loss was $4.9 million compared to a net loss of $9.4 million for the same period in 2025;
•Adjusted EBITDA(1) loss of $1.6 million compared to a loss of $4.0 million for the comparable prior year period; and
•Cash, cash equivalents, and marketable securities of $41.1 million and no debt.

Darren Lampert, GrowGen’s Co-Founder and Chief Executive Officer, commented, “We delivered a solid start to 2026, with first quarter revenue exceeding our expectations despite this typically being our seasonally slowest period. This marks our second consecutive quarter of year-over-year revenue growth, driven by continued strength in our commercial B2B division and the benefits of a more focused operating footprint. Importantly, the structural actions we have taken to streamline our cost base are translating into meaningful financial improvement, with a $2.4 million year-over-year improvement in Adjusted EBITDA and a $4.5 million reduction in GAAP net loss. These results reflect the operating leverage inherent in our model as we scale more efficiently.”

“We also continue to make strong progress on our strategic priorities, with proprietary brand penetration reaching 37.0% of Cultivation and Gardening revenue, positioning us well to achieve our approximately 40% year-end target. Expanding proprietary brands remains central to our margin expansion and long-term value creation strategy. With improving revenue trends, a structurally lower cost base, and over $41 million of cash and no debt, we are confident in our ability to achieve approximately breakeven Adjusted EBITDA in 2026 while continuing to build a foundation for sustainable, profitable growth,” added Mr. Lampert.

First Quarter 2026 Consolidated Results

Net sales were $38.4 million for the first quarter of 2026, compared to $35.7 million for the first quarter of 2025. This represents the second consecutive quarter of year-over-year revenue growth, led by our commercial B2B business. Cultivation and Gardening net sales were $31.9 million for the first quarter of 2026, compared to $30.9 million for the same period in the prior year. Net sales in our Storage Solutions segment were $6.5 million for the first quarter of 2026, compared to $4.8 million in the first quarter of 2025.

Once again, our quarterly proprietary brand sales exceeded our internal expectations, giving us further confidence in our ability to expand gross margin for the long-term. Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 37.0%, compared to 32.0% for the same period in the prior year, largely driven by our strategic initiatives to increase sales mix of our expanded portfolio of proprietary brands.

Gross profit was $9.7 million for both the first quarter of 2026 and 2025, and gross profit margin was 25.4% for the first quarter of 2026, compared to 27.2% for the first quarter of 2025. Gross profit remained consistent while gross profit margin declined year-over-year, primarily due to the increased sales mix of durable products in the first quarter of 2026 within our Cultivation and Gardening segment, which generally have lower margins than consumable products, as well as additional cost of sales and inventory sales discounts incurred in connection with the closure of four retail locations to date in fiscal 2026, whereas no such costs were incurred in the first quarter of 2025. This was partially offset by a 42.7% year-over-year increase in gross profit in our Storage Solutions segment, primarily from increased sales volume and sales mix of large-scale projects.

Total operating expenses, which include store operations and other operational expenses, selling, general, and administrative, estimated credit losses, and depreciation and amortization expense decreased in the first quarter of 2026 by $4.6 million, or 23.4%, to $15.0 million, compared to $19.6 million in the first quarter of 2025.

Store and other operating expenses in the first quarter of 2026 declined by approximately 27.2% to $6.4 million, compared to $8.8 million in the first quarter of 2025, reflecting the benefits of reducing our retail footprint and our cost-reduction initiatives.

Selling, general, and administrative expenses in the first quarter of 2026 were $6.9 million, compared to $7.1 million in the first quarter of 2025, a 2.6% improvement.

GAAP net loss narrowed to $4.9 million in the first quarter of 2026, a $4.5 million improvement compared to a net loss of $9.4 million in the first quarter of 2025, primarily reflecting the benefits of our cost-reduction initiatives and the absence of restructuring-related expenses incurred in 2025.

Non-GAAP Adjusted EBITDA(1) was a loss of $1.6 million in the first quarter of 2026, a $2.4 million year-over-year improvement compared to a loss of $4.0 million in the first quarter of 2025, reflecting gross margin benefit of higher proprietary brand penetration and the continued realization of operational cost-reduction initiatives.

Cash, cash equivalents, and marketable securities as of March 31, 2026 were $41.1 million. Inventory as of March 31, 2026 was $37.0 million, and prepaid and other current assets were $7.1 million.

Total current liabilities, including accounts payable, accrued payroll, and other liabilities as of March 31, 2026 were $24.6 million.

Geographic Footprint

Our geographic footprint for our Cultivation and Gardening segment spans 492,000 square feet of retail and warehouse space and includes 19 retail locations across 9 states as of March 31, 2026. We closed four retail locations during the three months ended March 31, 2026 as part of our ongoing network optimization strategy. We continue to serve our customers through our other retail locations and our online platforms, such as growgeneration.com and GrowGen.Pro, our dedicated B2B commercial portal serving multi-state operators, controlled environment agriculture and greenhouse customers, wholesale partners, and independent commercial cultivators.

2026 Outlook

For the full year 2026, the Company reaffirmed that it expects net revenue in the range of $162 million to $168 million. The Company expects proprietary brand sales as a percentage of Cultivation & Gardening revenue to reach approximately 40% by year-end. The Company expects full year improvement in gross margin and operating expense efficiency during 2026. With this and the improvements made in its inventory base, the Company anticipates gross margins for the full year 2026 to be in the range of 27% to 29%. Based on these improvements, GrowGen expects to achieve breakeven Adjusted EBITDA for the full year 2026.

The Company’s full year 2026 guidance assumes profitability will build progressively throughout the year, with profitable second and third quarters reflecting the outdoor cultivation and gardening season as well as continued improvements in gross margin and a lower operating expense base compared to 2025.

For the second quarter of 2026, the Company expects total consolidated net sales in the range of $42 million to $44 million, representing continued sequential growth.

Footnotes
(1) Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

Conference Call

The Company will host a conference call today, May 12, 2026, at 4:30 p.m. Eastern Time to discuss financial results for the first quarter ended March 31, 2026. To participate in the call, please dial 1-(888)-699-1199 (domestic) or 1-(416)-945-7677 (international). The conference code is 98549. The call will also be webcast and can be accessed at
https://app.webinar.net/BV1vzDxzAqQ or on the Investor Relations section of the GrowGen website at: https://ir.growgeneration.com. A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About GrowGeneration Corp:

GrowGen is one of the nation’s largest suppliers of specialty products for controlled environment agriculture (CEA), commercial cultivation, and retail garden centers. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Char Coir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, and a benching, racking, and storage solutions business, MMI Storage Solutions.

To be added to the GrowGeneration email distribution list, please email GrowGen@kcsa.com with GRWG in the subject line.

Forward Looking Statements

This press release contains predictions, estimates or other information that are considered forward-looking statements, including without limitation, statements regarding the Company’s financial outlook, guidance, and strategic expectations, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used herein, words such as “look forward,” “expect,” “believe,” “anticipate,” “estimate,” “guidance,” “outlook,” “projected,” “intend,” “may,” or variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements represent management’s current expectations and are based on assumptions and estimates that management believes are reasonable as of the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those anticipated due to a number of risks and uncertainties, including but not limited to those discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the Company’s website, at: www.growgeneration.com. The Company does not undertake any obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by applicable securities laws, whether as a result of new information, future events, or otherwise.

Contacts:

KCSA Strategic Communications
Philip Carlson
Managing Director
T: 212-896-1233
E: GrowGen@kcsa.com

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except shares)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$21,679	$30,406
Marketable securities	19,440	15,658
Accounts receivable, net of allowance for credit losses of $2,142 and $2,109 at March 31, 2026 and December 31, 2025, respectively	13,999	10,668
Notes receivable, current, net of allowance for credit losses of $196 and $214 at March 31, 2026 and December 31, 2025, respectively	495	507
Inventory	36,953	38,776
Prepaid income taxes	60	60
Prepaid and other current assets	7,062	7,672
Total current assets	99,688	103,747

Property and equipment, net	9,034	9,795
Operating leases right-of-use assets, net	25,191	27,050
Intangible assets, net	2,569	3,326
Goodwill	2,080	2,080
Other assets	1,016	1,042
TOTAL ASSETS	$139,578	$147,040
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,582	$8,775
Accrued liabilities	3,857	3,269
Payroll and payroll tax liabilities	1,858	2,589
Customer deposits	2,643	4,015
Sales tax payable	840	872
Current maturities of operating lease liabilities	5,831	6,455
Total current liabilities	24,611	25,975

Operating lease liabilities, net of current maturities	21,627	23,022
Other long-term liabilities	508	544
Total liabilities	46,746	49,541
Commitments and contingencies
Stockholders' equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 60,090,905 and 60,090,905 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	60	60
Additional paid-in capital	377,383	377,128
Accumulated deficit	(284,611)	(279,689)
Total stockholders' equity	92,832	97,499
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$139,578	$147,040

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Net sales	$38,391	$35,703
Cost of sales (exclusive of depreciation and amortization shown below)	28,651	25,996
Gross profit	9,740	9,707

Operating expenses:
Store operations and other operational expenses	6,401	8,792
Selling, general, and administrative	6,926	7,112
Estimated credit losses	67	92
Depreciation and amortization	1,611	3,585
Total operating expenses	15,005	19,581

Loss from operations	(5,265)	(9,874)

Other income:
Interest income	324	497
Total other income	324	497

Net loss before income taxes	(4,941)	(9,377)

Benefit for income taxes	19	—

Net loss	$(4,922)	$(9,377)

Net loss per share, basic	$(0.08)	$(0.16)
Net loss per share, diluted	$(0.08)	$(0.16)

Weighted average shares outstanding, basic	60,090,905	59,441,330
Weighted average shares outstanding, diluted	60,090,905	59,441,330

Use of Non-GAAP Financial Information

The following non-GAAP financial measures of EBITDA and Adjusted EBITDA are not in accordance with, or an alternative for, generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, the most directly comparable GAAP financial measures. We believe these non-GAAP financial measures, when used in conjunction with their most directly comparable GAAP financial measures, net income (loss), provide meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods, identify trends affecting our business, and project future performance. Management uses these non-GAAP financial measures for internal planning and reporting purposes, and we believe that these non-GAAP financial measures may be useful to investors in their assessment of our operating performance, our ability to generate cash, and valuation. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, we have determined that it is appropriate to make this data available to all investors. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutions to net income (loss) as indicators of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). GrowGeneration defines EBITDA as net income (loss) before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude certain items such as stock-based compensation, impairment losses, restructuring and corporate rationalization costs, and other non-core or non-recurring expenses and to include income from our marketable securities as these investments are part of our operational business strategy and increase the cash available to us.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net loss (in thousands):

	Three Months Ended March 31,
	2026	2025
Net loss	$(4,922)	$(9,377)
Benefit for income taxes	(19)	—
Interest income	(324)	(497)
Depreciation and amortization	1,611	3,585
EBITDA	$(3,654)	$(6,289)
Share-based compensation	255	503
Investment income	300	519
Restructuring plan	—	1,141
Consolidation and other charges (1)	1,515	96
Adjusted EBITDA	$(1,584)	$(4,030)
(1) Consists primarily of expenditures related to legal settlements and contingencies, the activity of store and distribution consolidation, one-time severances outside of the restructuring plan announced July 2024, and other non-core or non-recurring expenses